Exhibit 10.1

SERVICES AGREEMENT — 2012

THIS SERVICES AGREEMENT — 2012 (this “Agreement”) is made and entered into as of the 1st day of July 2012 by and between COLT DEFENSE LLC, a Delaware limited liability company (“Colt Defense”), and COLT’S MANUFACTURING COMPANY LLC, a Delaware limited liability company (“CMC”).

RECITALS:

A.            CMC and Colt Defense share a common facility located at 545-547 New Park Avenue, West Hartford, Connecticut (the “Facility”).

B.            CMC wishes to procure certain services from Colt Defense at the Facility (collectively, the “Services”).

C.            Colt Defense and CMC believe it to be in their mutual interest to memorialize in a written agreement the Services that Colt Defense will provide and the basis on which Colt Defense is to be compensated for such Services.

D.            It is the intent of Colt Defense and CMC that this Agreement supersede and replace, in its entirety, that certain Intercompany Services Agreement between the parties, dated as of June 26, 2007, as amended.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants of the parties as set forth herein, the parties do hereby agree as follows:

ARTICLE I. TERM

1.1 Effective Date.  This Agreement shall become effective as of July 1, 2012.

1.2 Term.  This Agreement shall continue in effect until October 27, 2013.  Subject to Section 5.11, at the conclusion of the initial term of this Agreement and at the conclusion of each subsequent year that this Agreement remains in effect following October 27, 2013, this Agreement shall be deemed to have been extended automatically for an additional term of one year, unless either party shall have given the other party at least three months prior written notice that it does not wish or intend to extend this Agreement at the end of the then-current term.

1.3 Early Termination.  Notwithstanding Section 1.2, the parties may, by mutual written agreement, terminate this Agreement at any time.

ARTICLE II.  SERVICES

2.1 Services to be Provided. The Services shall consist of Consolidated Services, Factory Electricity Services, Heat Treat Services and, to the extent agreed to, Special Services.

2.2 Consolidated Services.  Colt Defense shall provide the Services described in this Section 2.2 (“Consolidated Services”) to CMC as required by CMC.  Unless otherwise agreed by the parties, such Consolidated Services shall be substantially the same such services as have been provided by Colt Defense to CMC prior to the date of this Agreement and in approximately the same quantities.

(a) Municipal water service.

(b) Maintenance services including trash removal, restroom cleaning, clearing of aisles, attending to tramp oil bins.

(c) Administrative services including medical, cafeteria and firearms control.

(d) Data processing/information technology services, including personnel, access to enterprise financial software currently licensed by Colt Defense and currently made available to CMC.

(e) Factory overhead services consisting of safety and environmental, materials management and capital projects management.

(f) Office and mailroom services, including printers, mailroom and postage, phones and Internet, miscellaneous services, engineering software and support, and subscriptions.

(g) Financial data processing services.

(h) Natural gas supply for factory heaters.

(i)  Environmental waste disposal services.

(j) Factory oil and lubricants supply.

(k) Building and grounds maintenance services.

(l) Security services.

(m) Overtime shipping department services.

(n) Administration building electricity service.

(o)  Accounts receivable accounting services.

For purposes of clarification, it is agreed that CMC will continue to be responsible for purchasing, and shall retain ownership of, its own information technology (computers, etc.) and telephony (iPhones, iPads, etc.) equipment, software and third-party support, as well as any CMC-specific software licenses required to be purchased, including licenses for software already installed that has not previously been purchased by either Colt Defense or CMC.

The charge to CMC for the Consolidated Services for a twelve-month period is $1,766,376 and for each month is $147,198.

2.3 Factory Electricity. It is the intent of the parties that CMC will receive electricity in the factory through a separate metered substation or service delivery point, to be installed by CMC at its sole expense, no later than September 1, 2012.  Effective as of the date such meter begins metering CMC separately, CMC shall pay to Colt Defense each month (or for such other period covered by Colt Defense’s invoice that includes the CMC delivery point) the amount set forth in the invoice for such separate delivery point, grossed up by such factor as is agreed to by CMC and Colt Defense so that the grossed up number approximates CMC’s true utilization of factory electricity.  For the period from July 1, 2012 until the commencement of separate metering, Colt Defense will bill CMC on the same cycle as it is billed for electricity by its electricity provider.  CMC shall pay Colt Defense for electricity used by CMC in the factory at an annual rate of $420,000 for the actual number of days from July 1, 2012 until the commencement of separate metering. The charge for electricity provided to CMC in the administration building is included in the fee for Consolidated Services.  All the electricity provided by Colt Defense to CMC pursuant to this paragraph is referred to in this Agreement as “Factory Electricity Services.”

2.4 Heat Treat.  CMC will contract with Colt Defense by purchase order for such heat treat services (“Heat Treat Services”) as CMC may require during the term of this Agreement.  All such Heat Treat Services as Colt Defense agrees to provide shall be deemed to have been provided pursuant to this Agreement.

2.5 Special Services. The parties recognize that the need may arise for CMC to obtain additional services from Colt Defense during the term of this Agreement that have not been expressly contemplated by this Agreement, and that Colt Defense may require services from CMC (“Special Services”).  Each party agrees to consider any such request in good faith and, to the extent possible without disruption to its business, to accommodate such request.  To the extent that either party agrees to accommodate a request by the other party for any such Special Services, and the other party agrees in advance to pay for such Special Services, they shall be paid for as agreed. A party may refuse to provide such Special Services if the parties cannot agree on the price or any other aspect of the arrangement.

2.6 Payment for Services. Except to the extent that Colt Defense and CMC otherwise expressly agree in writing, CMC shall pay Colt Defense for Consolidated Services on a monthly basis in arrears, on or before the last day of each month.  Electricity Services will be paid for within 15 days of CMC’s receipt of an invoice provided pursuant to Paragraph 2.3.  Payment for Heat Treat Services or Special Services shall be as separately agreed to by Colt Defense and CMC with respect to the particular Services in question.

2.7 Delivery of Services.  All Services provided by Colt Defense shall be performed by and under the sole control of Colt Defense in a reasonably prompt manner and, to the extent relevant to a particular Service, by the staff group that performed such services for CMC prior to the date of this Agreement, subject to the availability of personnel.

ARTICLE III. DEFAULT; REMEDIES

3.1 Default by Colt Defense.  In the event of any default by Colt Defense in the performance of its obligations under this Agreement, CMC’s sole remedy shall be to recover from Colt Defense the direct damages incurred by CMC as a result of such default by Colt Defense.  In no event shall CMC be entitled to withhold payment under this Agreement as a result of any such default, nor shall CMC be entitled to recover indirect, special, punitive or consequential damages.

3.2 Default by CMC.  In the event of a material default by CMC in the performance of its obligations under this Agreement, Colt Defense shall be entitled to cease providing all Services under this Agreement and, in addition thereto, Colt Defense shall be entitled to recover from CMC its direct damages incurred as a result of such default by CMC.  Before exercising any default remedies, Colt Defense shall provide written notice to CMC specifying the default in question and CMC shall have fifteen (15) calendar days after delivery of such notice to cure such default; provided that Colt Defense shall not be obligated to provide such notice of default and opportunity to cure more than twice in any twelve-month period.  In no event shall Colt Defense be entitled to recover indirect, special, punitive or consequential damages.

ARTICLE IV INFLATION ADJUSTMENT

4.1 Proration upon Early Termination.  In the event of early termination of this Agreement pursuant to Section 1.3, all fees payable hereunder shall be prorated for the period in which termination occurs.

4.2 Inflation Adjustment. The fee referred to in Section 2.2 of this Agreement shall increase by 2.0% per year during each year in which this Agreement is in effect, such increase to be effective as of the anniversary of the Effective Date of this Agreement.

4.3 Out-of-Pocket Expenses. It is not contemplated that Colt Defense shall incur any out-of-pocket expenses solely for the benefit of CMC in connection with the performance of this Agreement, but in the event that it elects to do so, at CMC’s specific request, in order to provide CMC with the benefits of this Agreement, CMC shall either pay such expenses directly itself or reimburse Colt Defense promptly upon receipt of an invoice for any such out-of-pocket expenses incurred by Colt Defense; provided, however, that Colt Defense shall not incur any out-of-pocket expenses in excess of $10,000 without the prior written consent of CMC.

ARTICLE V.  MISCELLANEOUS

5.1 Personnel. During the term of this Agreement, neither CMC nor Colt Defense shall, without the prior written consent of the other, solicit for employment or a contractual relationship, or hire, or interfere in any way with the employment or other contractual relationship with, any individual who is, or within the previous three-month period (as long as not terminated for cause) had been, an employee of the other company.  For purposes of clarification, it is understood that this clause applies only to non bargaining unit employees.

5.2 Sublease and Commercial Rifle MOU. Nothing set forth in this Agreement shall affect in any way the respective rights or obligations of either Colt Defense or CMC under (i) that certain First Amended and Restated Sublease Agreement, dated as of October 26, 2005 (“Sublease”), or (ii) that certain Memorandum of Understanding Regarding Distribution of Colt Law Enforcement and Commercial Rifles, dated 1 May 2011, both of which agreements remain in full force and effect in accordance with their respective terms.

5.3 Sales Taxes.  In addition to the amounts otherwise specified in this Agreement, CMC shall remit to Colt Defense, with each payment required under this Agreement, the appropriate amount of any sales or use tax that Colt Defense is required to collect from CMC pursuant to applicable Connecticut law, as communicated to CMC by Colt Defense.

5.4 Relationship of the Parties.  Nothing set forth in this Agreement shall be construed as (a) an assumption by Colt Defense of any obligation to increase the sales or profits of CMC or otherwise to guarantee the success of CMC’s operations; (b) an assumption by Colt Defense of any financial obligation of or to CMC or commitment by Colt Defense to provide any financing for or investment in CMC; (c) the creation of any relationship of employment between CMC and any employee of or consultant to Colt Defense; or (d) an assumption by Colt Defense of any responsibility for the work performed by outside vendors engaged by Colt Defense to perform any Service hereunder.

5.5 Ownership of Technology.  Nothing set forth in this Agreement shall give Colt Defense any ownership or other rights in any patents, copyrights, trade secrets, or other property rights arising out of work performed by Colt Defense employees for the primary benefit of CMC pursuant to this Agreement and all such intellectual property shall be the sole property of CMC.

5.6 Notices.  Any notices required or permitted to be given pursuant to this Agreement shall be given in hand, or in writing and forwarded charges prepaid, by first- class mail, recognized overnight express courier, or by facsimile confirmed by confirmation receipt, and addressed as follows:

If to Colt Defense:	Colt Defense LLC
P.O. Box 118
Hartford, CT 06141
547 New Park Avenue (if by courier)
West Hartford, CT 06110
Attn: President and CEO
	(860) 244-1335	(facsimile)

If to CMC:	Colt’s Manufacturing Company LLC
P.O. Box 1868
Hartford, CT 06144-1868
545 New Park Avenue (if by courier)
West Hartford, CT 06110
Attn: President and CEO
	(860) 244-1481	(facsimile)

Either party may give written notice of a change of address in accordance with the provisions of this Section 5.6 and, thereafter, any notice or request to be given hereunder shall be forwarded to the new address so provided.  All notices given hereunder shall be deemed to have been received by the party to whom addressed (a) immediately upon personal delivery; (b) one (1) business day after notice given by facsimile; or (c) three (3) business days after the date of posting of notice sent by mail.

5.7 Assignment.  CMC may assign this Agreement to any purchaser of all or substantially all of its assets and any such purchaser shall be deemed to have succeeded to CMC’s rights and obligations hereunder.  This Agreement may not otherwise be assigned by CMC without the express written consent of Colt Defense and any purported assignment without such consent shall be null and void. Colt Defense shall assign this Agreement to any purchaser of all or substantially all of its assets and any such purchaser shall be deemed to have succeeded to Colt Defense’s rights and obligations hereunder whether or not a formal assignment agreement is executed.

5.8 Payment Obligations.  All of CMC’s payment obligations hereunder are expressly conditioned on its continued occupation of the premises currently subleased by it at 545 New Park Avenue, West Hartford, Connecticut.  In the event that, for any reason, CMC ceases to occupy the premises, Colt Defense shall continue to provide such Services as may be requested in writing by CMC for a transition period of up to 60 days in order to facilitate an orderly move from the premises by CMC.  Such transition Services shall be provided on the terms and at the rates set forth in this Agreement, appropriately pro-rated and adjusted to reflect the level of Services actually provided. CMC shall pay for such Services promptly and in any event within 30 days of receipt of the applicable invoices from Colt Defense.

5.9 Entire Agreement. Except to the extent expressly contemplated by Sections 2.4 and 2.5 above, this Agreement constitutes the entire agreement between the parties with respect to the Services described herein to be provided by Colt Defense to CMC and supersedes all previous negotiations, commitments and writings, if any, including without limitation that certain Intercompany Services Agreement dated as of June 26, 2007, as amended.  This Agreement may not be modified or amended, nor may any provision hereof be waived, except by a writing duly signed by an authorized representative of the party against whom such modification, amendment or waiver is charged.

5.10         Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

5.11         Lease Extension. If the term of the Net Lease dated October 26, 2005, between NPA Hartford LLC and Colt Defense (the “Master Lease”) is extended beyond October 25, 2012 (whether by amendment, replacement or otherwise), then (a) the term of the First Amended and Restated Sublease Agreement dated October 26, 2005, between CMC and Colt Defense (the “Sublease”), pursuant to which CMC subleases from Colt Defense a portion of the Facility leased by Colt Defense under the Master Lease shall automatically be extended until the earlier of (i) the termination of this Agreement and (ii) the expiration of the Master Lease (as so extended); (b) the rent payable by CMC under the Sublease for each month during such extended term shall in no event be more than 35% of the monthly Fixed Rent paid by Colt Defense for the Facility for the same period under the Master Lease (as so extended); (c) all other direct and indirect economic terms of the Sublease (including, without limitation, real estate taxes, insurance costs and security deposits) shall be proportional and consistent with Colt Defense’s obligations under the Master Lease; and (d) all other terms of the Sublease shall continue in full force and effect with no changes that are adverse to CMC.  For purposes of clarification, it is understood that the extended or amended sublease shall not require CMC to assume greater environmental liabilities than it has assumed under the Sublease and will not alter the responsibility of either company for environmental obligations and liabilities that were effectuated by the Asset Contribution Agreement dated as of November 4, 2002, as amended or supplemented prior to the date hereof.  Colt Defense will promptly notify CMC in writing of any extension, amendment, replacement or other modification of the Master Lease and, if the Sublease is extended as provided above, the parties shall promptly execute and deliver an amendment to the Sublease giving effect to the foregoing.

IN WITNESS WHEREOF, Colt Defense and CMC have caused this Agreement to be executed by their respective duly authorized representatives in the manner legally binding upon them as of the date first above written.

COLT DEFENSE LLC

By:	/s/ Gerald R. Dinkel
Gerald R. Dinkel
President and Chief Executive Officer

COLT’S MANUFACTURING COMPANY LLC

By:	/s/ LtGen Wm M. Keys
LtGen Wm M. Keys USMC (Ret.) President and Chief Executive Officer